EV Energy Partners, EnerVest Announce Organization Changes and Promotions

HOUSTON, April 14, 2014 /PRNewswire/ — EV Energy Partners, L.P. (Nasdaq: EVEP) and EnerVest today announced the following organization changes:  Terry Wagstaff will assume the position of Vice President of Acquisitions and Engineering at EVEP.  He will report to Mark Houser, EVEP President and CEO.  Ron Gajdica is resigning as Senior Vice President of Acquisitions of EVEP, effective April 30.

Wagstaff joined EnerVest, Ltd., as Senior Technical Advisor - Acquisitions and Engineering, in October 2008.  In this capacity he has been involved in evaluations and analyses that resulted in approximately $7 billion in acquisitions.  Prior to joining EnerVest Wagstaff worked for El Paso in a variety of engineering roles, including establishing practices and procedures in the internal reserves group, operational activities and acquisition opportunities.  Wagstaff began his career at Marathon Oil Company in 1980, and later worked for Keplinger & Associates, Prime Operating Company, Torch Energy Advisors and Nuevo Energy Company.  He earned a BS in Petroleum Engineering from Texas A&M University, where he was a member of Pi Epsilon Tau (Petroleum Engineering Honor Society) and a MBA, Finance Concentration, from Rice University.  He is a Registered Professional Engineer inTexas and a member of the Society of Petroleum Engineers (SPE).

Richard Parrish is promoted to Vice President of Acquisitions and Engineering, EnerVest, Ltd.  He will report to Jim Vanderhider, EnerVest Executive Vice President and CFO.  Prior to this promotion, Parrish served EnerVest as Senior Technical Advisor - Acquisitions and Engineering since 2011. During this time he has been involved in the acquisition of $3.8 billion in assets.  Before joining EnerVest, he served as Vice President - Engineering for Imperial Capital and Petrobridge Investment Management, LLC.  Imperial and Petrobridge were capital providers specializing in upstream financing focusing primarily on asset-backed investments in small to midsize companies with capital needs ranging from $5 million to $100+ million.  During his career Parrish has been involved in selling and acquiring oil and gas properties in almost every basin of the continental United States.  He began his career at Texaco, Inc., in Louisiana where he held increasing levels of responsibility from reservoir/production engineering to Assistant District Engineer for Texaco's Harvey District.  He joined Transco Exploration Company where he managed the company's reserves, acquisitions and divestitures, drilling and development plans.  Parrish was Vice President of Engineering for Transco Exploration Partners, an oil and gas master limited partnership (MLP) created in 1983.  He graduated from the University of Houston with a B.S. degree in Chemical Engineering with a Petroleum Option, and is a member of SPE.

Tony Lopez is promoted to Vice President of Acquisitions and Engineering, EnerVest Operating Company (EVOC).  He will report to Steve McDaniel, EVOC President and CEO.  In his new role Lopez will provide operations support to the evaluation of A&D transactions for both EnerVest, Ltd, and EVEP.  He will retain his current planning and analysis responsibilities along with reserves analysis and reporting.  Prior to this promotion, Lopez served as Director Planning and Analysis for EVOC.  He also served as Director of Engineering for EnerVest's Eastern Division in Charleston, W.V.  He joined the company in 2004 after earning his Degree in Petroleum and Natural Gas Engineering from West Virginia University.  He is an active member of SPE.

EV Energy Partners, L.P. is a Houston based master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the Internet at www.evenergypartners.com.

Houston-based EnerVest, founded in 1992, acquires, develops and operates almost 22,000 oil and gas wells in 15 states on behalf of its institutional investors.  EnerVest also is the general partner of the general partner of EV Energy Partners, L.P., traded as EVEP on NASDAQ.  More information about the company is available at www.enervest.net.

(code #: EVEP/G)

EV Energy Partners, L.P., Houston	EnerVest, Ltd.
Michael E. Mercer, 713-651-1144	Ron Whitmire, 713-659-3500
http://www.evenergypartners.com	http://www.enervest.net

SOURCE EV Energy Partners, L.P.; EnerVest, Ltd.